                                 SCHEDULE 14A
                                (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule14a-11(c) or Rule 14a-6(e)(2))

                           Aftermarket Technology Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            AFTERMARKET TECHNOLOGY CORP.
                            900 OAKMONT LANE, SUITE 100
                             WESTMONT, ILLINOIS  60559

Dear Stockholders:

Your are cordially invited to attend the Annual Meeting of Stockholders of Aftermarket Technology Corp. on Wednesday, May 6, 1998 at 9:00 a.m., Central time, at the Hyatt Regency Hotel, 1909 Spring Road, Oakbrook, Illinois. Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

At this meeting, you will be asked to elect directors of the Company, approve in part and rescind in part a previously approved amendment to the Company's charter to reduce the number of authorized shares of capital stock, and approve the adoption of a new stock incentive plan. Your Board of Directors recommends a vote FOR these proposals. The reasons for the Board's recommendation, as well as other important information, are contained in the accompanying Proxy Statement. You are urged to read the Proxy Statement carefully.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date and mail the enclosed proxy card at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.





Stephen J. Perkins
CHAIRMAN OF THE BOARD
PRESIDENT, CHIEF EXECUTIVE OFFICER
April 3, 1998

                            AFTERMARKET TECHNOLOGY CORP.
                            900 OAKMONT LANE, SUITE 100
                             WESTMONT, ILLINOIS  60559

                                 -----------------

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 -----------------

To the Stockholders of
Aftermarket Technology Corp.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aftermarket Technology Corp., a Delaware corporation (the "Company"), will be held at the Hyatt Regency Hotel, 1909 Spring Road, Oakbrook, Illinois, on Wednesday, May 6, 1998, at 9:00 a.m., Central time, for the purposes of considering and acting upon the following:

    1. election of eleven directors to hold office until the 1999 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

    2. with respect to a previously approved amendment to the Company's Amended and Restated Certificate of Incorporation to reduce the authorized number of shares of (i) common stock from 30,000,000 to 24,000,000 and (ii) preferred stock from 5,000,000 to 2,000,000, reapproval of such amendment with respect to the preferred stock but recission of the amendment with respect to the common stock;

     3.   approval of the adoption of the 1998 Stock Incentive Plan; and

     4. transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 20, 1998 will be entitled to notice of and to vote at the meeting and any adjournments thereof.


                                          By Order of the Board of Directors,



                                          Joseph Salamunovich
                                          Secretary

Dated:  April 3, 1998

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                            AFTERMARKET TECHNOLOGY CORP.
                            900 OAKMONT LANE, SUITE 100
                             WESTMONT, ILLINOIS  60559

                                  -----------------

                                  PROXY STATEMENT

                                  -----------------

                           ANNUAL MEETING OF STOCKHOLDERS
                                    MAY 6, 1998




                              SOLICITATION OF PROXIES

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aftermarket Technology Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Hyatt Regency Hotel, 1909 Spring Road, Oakbrook, Illinois, on May 6, 1998 at 9:00 a.m., Central time, and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 7, 1998.

    The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited by directors, officers and other regular employees of the Company, none of whom will receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

                                      VOTING

    The close of business on March 20, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were outstanding 19,898,296 shares of the Company's Common Stock, $.01 par value ("Common Stock"). A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Meeting. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the issued and outstanding shares of Common Stock will be the act of stockholders.
Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

    Proxies will be voted in accordance with the instructions thereon. In the absence of such instructions, proxies will be voted for the Company's nominees for election as directors and in favor of the other proposals specifically identified in the Notice of Meeting accompanying this Proxy Statement. As of the date hereof, the Board of Directors is not aware of any matters to be presented for action at the Meeting other than those specifically identified in the Notice of Meeting. However, should any other matters come before the meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the Meeting or any adjournment thereof.

    Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

                               ELECTION OF DIRECTORS

    The directors of the Company are elected annually. The term of office of all present directors expires on the date of the Meeting, at which eleven directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees for election as directors are:

                     Robert Anderson          Gerald L. Parsky
                     Richard R. Crowell       Stephen J. Perkins
                     Dale F. Frey             Richard K. Roeder
                     Mark C. Hardy            William A. Smith
                     Fred J. Hall             J. Richard Stonesifer
                     Dr. Michael J. Hartnett

    All of the nominees except for Fred J. Hall currently serve as directors of the Company. Mr. Hall has been nominated to fill a newly created directorship resulting from the directors' expansion of the Board of Directors from 10 to 11 members effective as of May 6, 1998.

    FRED J. HALL is Chairman of the Board, President and Chief Executive Officer of Fred Jones Enterprises, Inc. (formerly known as Autocraft Industries, Inc.), which in March 1998 completed the sale of substantially all the assets of its OEM Division to the Company. In addition to being employed in various capacities by Fred Jones Enterprises and its affiliates since 1977, Mr. Hall served as Deputy Assistant Secretary of State for European and Canadian Affairs from 1986 to 1988. Mr. Hall is 46 years old.

    For information regarding each nominee other than Mr. Hall, see "Management--Directors and Executive Officers."

    Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of the Company's knowledge, all nominees are and will be available to serve.

                                       MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:


NAME                             AGE           POSITIONS
----                             ---           ---------
Stephen J. Perkins                50           Chairman of the Board, President and Chief Executive Officer
Ronald E. Bradshaw                53           Executive Vice President
John C. Kent                      46           Chief Financial Officer
John J. Machota                   46           Vice President--Human Resources
Joseph Salamunovich               38           Vice President, General Counsel and Secretary
Kenneth A. Bear                   44           President, Aaron's Automotive Products, Inc.
James D. Carey                    58           President, Autocraft Electronics
Wesley N. Dearbaugh               46           President, ATC Distribution Group
Thomas R. Kawsky                  49           President, Autocraft Industries
Michael L. LePore                 44           President, Component Remanufacturing Specialists, Inc.
Robert Anderson                   77           Director
Richard R. Crowell                43           Director
Dale F. Frey                      65           Director
Mark C. Hardy                     34           Director
Dr. Michael J. Hartnett           52           Director
Gerald L. Parsky                  55           Director
Richard K. Roeder                 49           Director
William A. Smith                  52           Director and Chairman Emeritus of the Board of Directors
J. Richard Stonesifer             61           Director


    STEPHEN J. PERKINS joined the Company as President and Chief Executive Officer in October 1996 and became Chairman of the Board of Directors in August 1997. From February 1992 to October 1996, Mr. Perkins was President and Chief Executive Officer of Senior Flexonics, an international division of Senior Engineering, plc. Senior Flexonics included 20 operations in 13 countries which manufactured and distributed engineered flexible tubular products for the automotive, aerospace and industrial markets. From September 1983 to February 1992, Mr. Perkins was President and Chief Executive Officer of Flexonics, Inc., the privately held predecessor of Senior Flexonics. Prior to that, Mr. Perkins held various positions with the Flexonics Division of what is now Allied Signal Inc. and several management positions in manufacturing at multiple facilities for the Steel Tubing Group of Copperweld Corporation.

    RONALD E. BRADSHAW became Executive Vice President of the Company in March 1998 following the completion of the Company's acquisition of substantially all the assets of the OEM Division of Fred Jones Enterprises, Inc. (which was formerly known as Autocraft Industries, Inc.) ("Fred Jones Enterprises"). Prior to that, Mr. Bradshaw served as President and Chief Operating Officer of Fred Jones Enterprises since October 1997 and as Senior Vice President and Chief Financial Officer from 1994 to 1997 and as Treasurer from 1990 to 1994.

    JOHN C. KENT became Chief Financial Officer of the Company in July 1994. From March 1990 to July 1994, Mr. Kent was Vice President, Finance and Chief Financial Officer of Aerotest, Inc., an aircraft maintenance and modification company. In March 1995, Aerotest filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The Aerotest bankruptcy proceedings are still pending. From 1987 to March 1990, Mr. Kent was an Assistant Treasurer at Security Pacific Auto Finance. From 1978 to 1987 Mr. Kent served in several capacities at Western Airlines, Inc., including Director of Cash and Risk Management.

    JOHN J. MACHOTA joined the Company as Vice President--Human Resources in June 1997. From 1996 to 1997, he was a self-employed human resources consultant. From 1995 to 1996, Mr. Machota was Vice President--Compensation for Waste Management, Inc. and from 1993 to 1995 served as Waste Management's Vice President--Human Resource Services. From 1986 to 1993 Mr. Machota was Vice President--Human Resources for a subsidiary of Waste Management and prior to that held various other positions in the human resources area.

    JOSEPH SALAMUNOVICH joined the Company as Vice President, General Counsel and Secretary in March 1997. From January 1995 to March 1997, Mr. Salamunovich was a partner in the law firm of Gibson, Dunn & Crutcher LLP, where he specialized in corporate and securities law matters. From 1986 to 1995, Mr. Salamunovich was an associate of the same firm.

    KENNETH A. BEAR became President of Aaron's Automotive Products, Inc. ("Aaron's") in February 1998. Prior to that he held various other positions with Aaron's, including Executive Vice President since 1989. Mr. Bear joined Aaron's in 1983.

    JAMES D. CAREY became President of Autocraft Electronics in March 1998 following its acquisition by the Company from Fred Jones Enterprises. Prior to that he served as Senior Vice President of Fred Jones Enterprises since March 1997. Before joining Fred Jones, Mr. Carey was employed for 32 years by Ford Motor Company, where he served most recently as Manager of North American Parts Supply and Logistics for the Ford Customer Service Division.

    WESLEY N. DEARBAUGH joined ATC as President of the ATC Distribution Group in June 1996. From 1993 to June 1996, Mr. Dearbaugh was a Partner and Vice President of Marketing for Cummins, S.W., a multi-branch distributor of heavy duty parts and service. From 1992 to 1993, he was Vice President of Marketing for SEI, a large pension consulting firm. From 1983 to 1992, Mr. Dearbaugh held senior management and partner positions in value investment funds and limited partnerships. From 1979 to 1983, Mr. Dearbaugh held positions at Cummins Diesel ReCon, Cummins Engine Company's Aftermarket Remanufacturing Division including General Manager of Fuel Systems, Director--Product Management, and Manager of Sales & Marketing. From 1974 to 1979, Mr. Dearbaugh held several positions in industrial engineering and technical sales at Atlas Crankshaft, a manufacturing division of Cummins Engine Company.

    THOMAS R. KAWSKY became President of Autocraft Industries in March 1998 following its acquisition by the Company from Fred Jones Enterprises. Prior to that he served as Vice President and General Manager of the OEM Division of Fred Jones Enterprises since October 1997 and before joining Fred Jones he served as Vice President--Manufacturing for the G&O Division of TransPro, Inc. since March 1997. Prior to that, Mr. Kawsky was employed by Cummins Engine Company for 26 years, where he served most recently as General Manager--Engines for the Cummins Diesel ReCon Division.

    MICHAEL L. LEPORE has been President of Component Remanufacturing Specialists, Inc. ("CRS") since 1984. From 1976 to 1984 Mr. LePore was manager of U.S. Operations for Borg-Warner Parts and Service Division, a subsidiary of Borg Warner LTD U.K.

    ROBERT ANDERSON became a director of the Company in March 1997. Mr. Anderson has been associated with Rockwell International Corporation since 1968, where he has been Chairman Emeritus since 1990 and served previously as Chairman of the Executive Committee from 1988 to 1990 and as Chairman of the Board and Chief Executive Officer from 1979 to 1988. Mr. Anderson is a director of Gulfstream Aerospace Corporation, Motor Cargo Industries, Inc., Optical Data Systems Company and The Timken Company.

    RICHARD R. CROWELL became a director of the Company in July 1994. Mr. Crowell is President and a founding partner of Aurora Capital Partners, L.P. ("ACP"). Prior to forming ACP in 1991, Mr. Crowell was a Managing Director of Rosecliff, Inc., the management company for Acadia Partners L.P. since its inception in 1987.

    DALE F. FREY became a director of the Company in August 1997. Prior to his retirement in early 1997, Mr. Frey was Chairman of the Board, President and Chief Executive Officer of General Electric Investment Corporation, a position he had held since 1984, and a Vice President of General Electric Company since 1980. Mr. Frey is a director of USF&G Corporation, Praxair, Inc., First American Financial Corporation, Roadway Express and Promus Hotel Corp.

    MARK C. HARDY became a director of the Company in July 1994. Mr. Hardy is a Principal of ACP and joined ACP in June 1993. Prior to joining ACP, Mr. Hardy was an Associate at Bain & Company, a consulting firm.

    DR. MICHAEL J. HARTNETT became a director of the Company in July 1994. Since March 1992 Dr. Hartnett has been Chairman, President and Chief Executive Officer of Roller Bearing Company of America, Inc., a manufacturer of ball and roller bearings. Prior to joining Roller Bearing in 1990 as General Manager of its Industrial Tectonics subsidiary, Dr. Hartnett spent 18 years with The Torrington Company, a bearing manufacturer.

    GERALD L. PARSKY became a director of the Company in March 1997. Mr. Parsky is the Chairman and a founding partner of ACP. Prior to forming ACP in 1991, Mr. Parsky was a senior partner and a member of the Executive and Management Committees of the law firm of Gibson, Dunn & Crutcher LLP. Prior to that, he served as an official with the United States Treasury Department and the Federal Energy Office, and as Assistant Secretary of the Treasury for International Affairs.

    RICHARD K. ROEDER became a director of the Company in July 1994. Mr. Roeder is a founding partner and Managing Director of ACP. Prior to forming ACP in 1991, Mr. Roeder was a partner in the law firm of Paul, Hastings, Janofsky & Walker, where he served as Chairman of the firm's Corporate Law Department and a member of its National Management Committee.

    WILLIAM A. SMITH has been a director and Chairman Emeritus of the Board of Directors since August 1997 and prior to that served as Chairman of the Board since July 1994. Mr. Smith was the President and Chief Executive Officer of the Company from July 1994 until October 1996. From March 1993 to July 1994, Mr. Smith served as a consultant to ACP in connection with the formation of the Company and its initial acquisitions. From March 1992 to March 1993, Mr. Smith was President of the Rucker Fluid Power Division of Lucas Industries, plc. Prior to that, Mr. Smith held various positions with Navistar International Transportation Corporation, Labinal, Inc. (a French automotive and aerospace equipment manufacturer) and Cummins Engine Company.

    J. RICHARD STONESIFER became a director of the Company in August 1997. Prior to his retirement in 1996, Mr. Stonesifer was employed with the General Electric Company for 37 years, serving most recently as President and Chief Executive Officer of GE Appliances, and an executive officer and Senior Vice President of the General Electric Company, from January 1992 until his retirement. Mr. Stonesifer is also a director of Grand Union Co.

COMMITTEES OF THE BOARD OF DIRECTORS AND BOARD MEETINGS

    The Company maintains an Audit Committee and a Compensation and Human Resources Committee. It does not have a nominating committee.

    The Audit Committee is charged with establishing the scope of the Company's audit procedures, negotiating with and retaining the Company's independent auditors, reviewing and presenting to the Board of Directors for approval the audit reports rendered to the Audit Committee and initiating any other such audit procedures that it may deem necessary or advisable with respect to the financial control of the Company's operations. For the first two months of 1997 the Audit Committee was comprised of Messrs. Hardy, Roeder and former director Kurt Larsen. In March 1997, Messrs. Anderson and Hartnett succeeded Messrs. Hardy and Larsen on the Audit Committee and in August 1997 Mr. Frey succeeded Mr. Hartnett. The Audit Committee met two times during 1997.

    The Compensation and Human Resources Committee establishes the general compensation policies of the Company, establishes the specific compensation programs utilized by the Company with respect to the executive officers of the Company and makes recommendations to the Board of Directors regarding the salaries of executive officers and the granting of stock options to eligible employees. During the first seven months of 1997, the Compensation and Human Resources Committee was comprised of Messrs. Crowell, Roeder and Smith. In August 1997 Messrs. Parsky and Stonesifer succeeded Messrs. Roeder and Smith on the committee. The Compensation and Human Resources Committee met three times during 1997.

    The Board of Directors held five meetings during 1997. Each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which he served in 1997.

DIRECTOR COMPENSATION

    Directors do not receive cash compensation for service on the Board of Directors or its committees, and the Company does not expect to pay fees to its directors for the foreseeable future. The Company reimburses directors for their expenses in connection with attending Board and committee meetings.
 At the time that Messrs. Anderson, Frey and Stonesifer joined the Board of Directors, each was granted an option to purchase 12,000 shares of Common Stock at an exercise price equal to the closing price of a share the Common Stock on the Nasdaq National Market System on the date the option was granted less $3.00. Each option vests in one-third increments on each of the first, second and third anniversaries of the date of grant.

    Mr. Smith receives annual compensation of $126,224 to serve as Chairman Emeritus of the Board of Directors from August 1, 1997 to December 31, 1998. From October 1996 to August 1997, Mr. Smith received annual compensation of $319,196 to serve as Chairman of the Board of Directors under the terms of his prior employment agreement. See "Executive Compensation."

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that Forms 4 were not timely filed on July 10, 1997 by Mr. LePore and on November 10, 1997 by Mr. Smith, in each case to report the exercise of stock options. These oversights were subsequently corrected when Mr. LePore reported his transaction in a Form 4 filed in December 1997 and Mr. Smith reported his transaction in a Form 5 filed in February 1998.

                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATIONh TABLE

    The following table sets forth, for the three most recently completed fiscal years, the cash compensation for services in all capacities to the Company of those persons who were, as of December 31, 1997, (i) the Company's Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company and its subsidiaries during the last fiscal year, and (iii) the Chairman Emeritus of the Company's Board of Directors (collectively, the "Named Executive Officers"):


                                                                    ANNUAL                    LONG-TERM
                                                                 COMPENSATION             COMPENSATION AWARDS
                                                        -----------------------------    ---------------------
                                                                                          NUMBER OF SECURITIES
                                                                                               UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR        SALARY(1)        BONUS(2)          OPTIONS (#)(3)         COMPENSATION
---------------------------                 --------    -------------    ------------    ----------------------   ----------------
Stephen J. Perkins                            1997        $300,000         $225,000                -                    -
       Chairman of the Board, President       1996          70,385          125,000             498,000                 -
       and Chief Executive Officer(4)         1995            -                -                   -                    -

James R. Wehr                                 1997         282,728          154,086              35,088                 -
       President, Aaron's(5)                  1996         282,297          300,000                -                    -
                                              1995         258,000             -                   -                    -

Michael L. LePore                             1997         232,425           71,377                -                    -
       President, CRS                         1996         226,520          181,745                -                    -
                                              1995         160,838(6)       179,038(7)           70,176                 -

Wesley N. Dearbaugh                           1997         200,000           47,400                -                    -
       President, ATC Distribution            1996         116,457           50,000             140,352                 -
       Group                                  1995            -                -                   -                    -

John C. Kent                                  1997         150,000           75,000                -                  25,000(8)
       Chief Financial Officer                1996         127,918          100,000              35,088                 -
                                              1995         124,615           12,000                -                    -

William A. Smith                              1997         242,081             -                   -                    -
       Chairman Emeritus of the               1996         319,196          315,803                -                    -
       Board of Directors(9)                  1995         300,000             -                   -                    -

-----------------------

     (1) For information regarding the salary of certain Named Executive Officers in 1998, see "Executive Compensation--Employment Agreements."

     (2) Bonuses for a particular year are paid during the first quarter of the following year.

     (3) Consists of options to purchase securities of the Company, which options were issued pursuant to the Company's 1996 Stock Incentive Plan. Pursuant to the 1996 Stock Incentive Plan, the Compensation and Human Resources Committee makes recommendations to the Board of Directors regarding the terms and conditions of each option granted.

     (4) Mr. Perkins joined the Company as President and Chief Executive Officer in October 1996 and was appointed Chairman of the Board in August 1997.

     (5)  Mr. Wehr ceased to be President of Aaron's in February 1998.

     (6) Includes five months' salary of $56,777 prior to the acquisition of CRS by the Company in April 1995.

     (7) Includes $86,759 of bonus earned prior to the acquisition of CRS by the Company in April 1995.

     (8) Consists of a one-time bonus paid in connection with Mr. Kent's relocation from Washington to Illinois.

     (9) Mr. Smith served as the Company's President and Chief Executive Officer until October 1996 and as the Chairman of the Board until August 1997. In August 1997 his annual salary was adjusted from $326,224 to $126,224.

OPTION GRANTS TABLE

    Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during 1997:


                                     INDIVIDUAL                                                       POTENTIAL REALIZABLE
                                       GRANTS                                                           VALUE AT ASSUMED
                         -------------------------------------                                           ANNUAL RATES OF
                            NUMBER OF           % OF TOTAL                                                 STOCK PRICE
                            SECURITIES            OPTIONS                                                  APPRECIATION
                            UNDERLYING           GRANTED TO         EXERCISE                             FOR OPTION TERM(1)
                          OPTIONS GRANTED       EMPLOYEES IN         PRICE           EXPIRATION      ------------------------
NAME                           (#)               FISCAL YEAR        ($/SHARE)           DATE           5% ($)        10% ($)
---------------------    -----------------    ----------------    -------------    --------------    ----------    -----------
Stephen J. Perkins...           -                   -                  -                -               -              -
James R. Wehr........        35,088(2)            37.3%             $17.25            1/1/07         $380,650       $964,641
Michael L. LePore....           -                   -                  -                -               -              -
Wesley N. Dearbaugh..           -                   -                  -                -               -              -
John C. Kent.........           -                   -                  -                -               -              -
William A. Smith.....           -                   -                  -                -               -              -
------------------

     (1) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.

     (2) These options were granted under the Company's 1996 Stock Incentive Plan. One third of the options vest and become exercisable on each of the January 1, 1998, 1999 and 2000 and expire on January 1, 2007.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

           Shown below is information relating to the exercise of stock options during 1997 by the Named Executive Officers and the value of unexercised options for each of the Named Executive Officers as of December 31, 1997:


                                                                     NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                 SHARES                           OPTIONS AT FISCAL YEAR-END            AT FISCAL YEAR-END (1)
                               ACQUIRED ON       VALUE          ------------------------------     -------------------------------
        NAME                    EXERCISE       REALIZED(1)       EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
---------------------          -----------     -----------      -------------    -------------     -------------     -------------
Stephen J. Perkins...              -               -              166,000           332,000         $2,233,530         $4,467,06,
James R. Wehr........           70,000         $1,370,600          70,352(2)         35,088          1,157,642             30,702
Michael L. LePore....           35,088            581,759          -                 35,088             -                 577,373
Wesley N. Dearbaugh..              -               -               35,087           105,265            472,096          1,416,341
John C. Kent.........              -               -               58,480            46,784            927,200            699,655
William A. Smith.....          230,000          4,826,272         612,106(3)         -              10,072,204             -
-----------

     (1) Calculated using the closing price on December 31, 1997 of $18.125 per share.
     (2)  These options were exercised in January 1998.
     (3) 147,500 of these options were exercised during the first two months of 1998.

EMPLOYMENT AGREEMENTS

    Stephen J. Perkins entered into a three year employment agreement with the Company effective as of October 7, 1996, pursuant to which he serves as Chairman of the Board, President and Chief Executive Officer of the Company at a current annual salary of $335,000. The employment agreement with Mr. Perkins contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter.

Mr. Perkins is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

    James R. Wehr entered into an employment agreement with Aaron's effective as of August 2, 1994, pursuant to which he served as President of Aaron's until February 1998 when he stepped down as an officer. Mr. Wehr will continue as an employee of Aaron's until the end of 1998 at an annual salary of $287,534. The employment agreement and related agreements with Mr. Wehr contain a noncompete provision for a period ending August 1, 1999 and a nondisclosure provision which is effective for the term of his employment with Aaron's and indefinitely thereafter. Mr. Wehr is also entitled to participate in any bonus, incentive or other benefit plans provided by Aaron's to its employees.

    Michael L. LePore entered into a three year employment agreement with CRS effective as of June 1, 1995, pursuant to which he serves as President of CRS at a current annual salary of 236,376. The employment agreement and related agreements with Mr. LePore contain a noncompete provision for a period ending June 1, 2002 and a nondisclosure provision which is effective for the term of his employment with CRS and indefinitely thereafter. Mr. LePore is also entitled to participate in any bonus, incentive or other benefit plans provided by CRS to its employees.

    John C. Kent entered into a three year employment agreement with the Company effective as of October 1, 1996, pursuant to which he serves as Chief Financial Officer of the Company at a current annual salary of $165,000. The employment agreement with Mr. Kent contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Kent is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

    William A. Smith entered into an employment agreement with the Company effective as of August 1, 1997 pursuant to which he serves as Chairman Emeritus of the Board of Directors of the Company until December 31, 1998 at a current annual salary of $126,224. The employment agreement with Mr. Smith contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. This agreement replaced an earlier employment agreement with the Company pursuant to which Mr. Smith served as Chairman of the Board, President and Chief Executive Officer of the Company at an annual salary of $316,000 (subject to cost of living adjustments).

    Ronald E. Bradshaw entered into a three year employment agreement with the Company effective as of March 6, 1998, pursuant to which he serves as Executive Vice President of the Company at a current annual salary of $275,000. The employment agreement with Mr. Bradshaw contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Bradshaw is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

    Joseph Salamunovich entered into a three year employment agreement with the Company effective as of March 17, 1997, pursuant to which he serves as Vice President, General Counsel and Secretary of the Company at a current annual salary of $173,000. The employment agreement with Mr. Salamunovich contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Salamunovich is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

    Kenneth A. Bear entered into an employment agreement with Aaron's effective as of July 28, 1994, pursuant to which he serves as President of Aaron's at a current annual salary of $180,000. The employment agreement with Mr. Bear contains a nondisclosure provision which is effective for the term of his employment with Aaron's and indefinitely thereafter. Mr. Bear is also entitled to participate in any bonus, incentive or other benefit plans provided by Aaron's to its employees.

1996 STOCK INCENTIVE PLAN

    Upon the merger of the Company's then sole stockholder, Aftermarket Technology Holdings Corp. ("Holdings"), with and into the Company in December 1996 (the "Reorganization"), the Company assumed the Amended and Restated 1994 Stock Incentive Plan of Holdings and renamed it the 1996 Stock Incentive Plan (the "Existing Stock Plan"). Pursuant to the Existing Stock Plan, officers, directors, employees and consultants of the Company and its subsidiaries are eligible to receive options to purchase Common Stock and other awards. The Existing Stock Plan is administered by the Compensation and Human Resources Committee, which has broad authority in administering and interpreting the Existing Stock Plan. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares.
Options granted to employees under the Existing Stock Plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An award granted under the Existing Stock Plan to an employee or independent contractor may include a provision terminating the award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Compensation and Human Resources Committee, any change of control of the Company.

    As of February 27, 1998, there were outstanding options to purchase an aggregate of 1,678,892 shares of Common Stock granted to officers and employees of the Company and its subsidiaries and certain independent contractors pursuant to the Existing Stock Plan. The exercise price of these options are as follows:


                   NUMBER OF OPTION SHARES              EXERCISE PRICE
                   -----------------------              --------------
                         839,276                           $  1.67
                         733,440                              4.67
                          35,088                             14.75
                          12,000                             15.25
                          35,088                             17.25
                          24,000                             18.25


           Each option is subject to certain vesting provisions and expires on the tenth anniversary of the date of grant. As of February 27, 1998, the number of shares available for issuance pursuant to options yet to be granted under the Existing Stock Plan was 33,606. For certain information regarding options granted to officers of the Company, See "Security Ownershiph of Certain Beneficial Owners and Management."

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE ON EXECUTIVE
COMPENSATION

    The executive compensation program is administered by the Compensation and Human Resources Committee (the "Committee") of the Board of Directors, which consists of three non-employee Directors, Messrs. Crowell, Parsky and Stonesifer.

    COMPENSATION PHILOSOPHY

    The executive compensation program is designed to attract, retain and motivate high caliber executive personnel and ensure that executive rewards are clearly aligned with stockholders' interest. A substantial portion of executive compensation should be linked to increased stockholder value and achievement of financial results. The existing executive compensation program consists of three elements: base salary, short-term incentives (annual bonus) and long-term incentives (stock options). Each executive's compensation is linked to the achievement of both specific individual goals and the Company's annual operating plan.

    Federal law generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. There is an exception to this rule for "performance-based compensation." To qualify as "performance-based compensation," payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals have been achieved before payments can be awarded. The Committee currently includes members who are not "outside directors" within the meaning of Section 162(m). Therefore, it is anticipated that compensation will not qualify as performance-based compensation unless the Committee is changed to satisfy Section 162(m). Nevertheless, the Company may pay compensation that is not deductible when prudent management of the Company so requires.

    BASE SALARY

    With respect to the officers of the Company, other than the Chief Executive Officer, the Committee receives recommendations from the Chief Executive Officer, which it considers, modifies (if appropriate) and approves. The salary level for each person reflects, among other things, the Committee's assessment of (i) the salary necessary to attract and retain a person with the skills and knowledge required by the position, (ii) the accountability of the person and his impact on the results of the Company, and (iii) the external salary data for the similar position at comparable companies. The minimum base salaries of several of the Company's executive officers are set forth in their employment agreements, which in most cases was negotiated between the Company and the officer at the time he joined the Company. See "Executive Compensation Employment Agreements."

    SHORT-TERM INCENTIVES--ANNUAL PERFORMANCE BONUS

    With respect to annual performance bonuses for each of the Company's officers other than the Chief Executive Officer, the Chief Executive Officer submits bonus recommendations to the Committee, which it considers, modifies (if appropriate) and approves. Bonuses are awarded based on the extent to which the Company or the relevant subsidiary achieves its operating plan for the year, as well as the Chief Executive Officer's and Committee's assessment of each person's individual performance. The employment agreements for specific executive officers set out the maximum bonus that can be awarded to such officers, which is stated as a percentage of base salary. The annual operating plans for the Company and for each of its subsidiaries for a given year are recommended by the Chief Executive Officer to the Board of Directors for its approval at the beginning of the year.

    In evaluating the performance of the executive officers of the Company in 1997 for purposes of establishing the amount of bonuses for the year, the Committee considered, in addition to its normal parameters, management's success in completing a second public offering and four significant acquisitions made during the year.

    LONG-TERM INCENTIVES--STOCK OPTIONS

    Generally in the past, officers have been granted stock options by the Board of Directors at the time they joined the Company. It is expected that options will be granted annually in the future to selected officers in conjunction with the year-end bonus payments in order to further align the interests of those officers with the economic interests of the Company's stockholders. Such options would be granted by the Board of Directors based on the recommendations of the Committee. Stock options typically vest over a five-year period and are granted with an exercise price equal to the stock price as of the date of grant.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Perkins' 1997 base salary remained at its 1996 level of $300,000, as set forth in the employment agreement that he entered into at the time that he joined the Company in 1996. The terms of the employment agreement are the product of arm's length negotiation and are consistent with the terms of the employment agreement with the Company's former Chief Executive Officer, as well as in line with the terms of the employment agreements with the other executive officers. For 1997, Mr. Perkins was granted an annual bonus of $225,000 (75% of his base salary for the year). Under the terms of his employment agreement, Mr. Perkins' annual bonus cannot exceed 75% of his base salary. In establishing Mr. Perkins bonus for 1997, the Committee noted that the Company's overall financial performance improved significantly in 1997. Net income for the year increased 38% over 1996 and the Company's stock price at the end of 1997 was 34% higher than at the time of the Company's initial public offering in December 1996. The Committee also noted that the Company's performance on three significant financial measurements (earnings per share growth, total stockholder return and return on average equity) was at or above the 75th percentile performance level of a set of peer group companies. Mr. Perkins was not awarded any stock options during 1997.

    SUMMARY

    The Committee believes that the current compensation arrangements provide the Chief Executive Officer and the other executive officers with incentive to perform at superior levels and in a manner that is directly aligned with the economic interests of the Company's stockholders.

                                    Compensation and Human Resources Committee of the Board of Directors


                                            Richard R. Crowell
                                            Gerald L. Parsky
                                            J. Richard Stonesifer, Chairman

    The report of the Compensation and Human Resources Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The members of the Compensation and Human Resources Committee are Messrs. Crowell, Parsky and Stonesifer. Messrs. Crowell and Parsky are (i) two of the three stockholders and directors of Aurora Advisors, Inc., the general partner of ACP, which is the general partner of Aurora Equity Partners, L.P., a significant stockholder of the Company, and (ii) two of the three stockholders and directors of Aurora Overseas Advisors, Ltd., the general partner of Aurora Overseas Capital Partners L.P., the general partner of Aurora Overseas Equity Partners I, L.P., also a significant stockholder of the Company. See "Security Ownership of Certain Beneficial Owners and Management." In addition, Messrs. Crowell and Parsky are two of the three managing directors of ACP, which provides management services to the Company pursuant to a management services agreement. See "Certain Transactions."

                              PERFORMANCE GRAPH

    The following graph shows the Company's total return to stockholders compared to a Peer Group Index and the Nasdaq Market Index over the period from December 17, 1996 (the initial day of trading of the Company's Common Stock on the Nasdaq National Market) to December 31, 1997 (the final day of the most recently completed fiscal year).

                    COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
     AFTERMARKET TECHNOLOGY CORP., PEER GROUP INDEX AND NASDAQ MARKET INDEX







                          [PERFORMANCE GRAPH APPEARS HERE]



                      DECEMBER 17, 1996 - DECEMBER 31, 1997
--------------------------------------------------------------------------------
                                     12/17/96     12/31/96         12/31/97
                                    ----------   ----------        ---------
  Aftermarket Technology Corp....     $100.00       100.73(1)        105.84(1)
  Peer Group Index...............      100.00       101.01           126.85
  Nasdaq Market Index............      100.00       100.00           122.32

--------------------------------------------------------------------------------

(1) Based on the investment being made at $17.13 per share (the closing price on December 17, 1996). If the investment had been made at $13.50 (the initial public offering price), the value of the investment as of December 31, 1996 and 1997 would have been $127.78 and $134.30, respectively.


    The Peer Group Index is comprised of seven publicly-traded companies engaged in businesses in the automotive aftermarket that are comparable to that of the Company and, in management's opinion, most closely represent the Company's peer group. Copies of this index can be obtained by mail from the Company.

    Each line on the stock performance graph assumes that $100 was invested in the Company's Common Stock and the respective indices at the closing price on December 17, 1996 (the initial day of trading of the Company's Common Stock). The graph then presents the value of these investments, assuming reinvestment of dividends, through the close of trading on December 31, 1997.

    The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

    The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             SECURITY OWNERSHIP OF CERTAIN
                            BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of each class of issued and outstanding voting securities of the Company, as of February 27, 1998, by each director and director nominee of the Company, each of the Named Executive Officers, the directors and executive officers of the Company as a group and each person who at such time beneficially owned more than 5% of the outstanding shares of any class of voting securities of the Company.


                                                                                        NUMBER OF                VOTING
                                                                                        SHARES(1)              PERCENTAGE
                                                                                      -------------          --------------
Aurora Equity Partners L.P. (other beneficial owners: Richard R.
   Crowell, Gerald L. Parsky and Richard K. Roeder)(2)(3)...................            9,273,598                  46.7
Aurora Overseas Equity Partners I, L.P. (other beneficial owners:
   Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder)(3)(4)........            3,683,660                  18.5
General Electric Pension Trust(5)...........................................            1,825,652                   9.2
Stephen J. Perkins(6)(7)....................................................              167,000                   *
John C. Kent(7)(8)..........................................................               59,480                   *
Wesley N. Dearbaugh(7)(9)...................................................               36,088                   *
Michael L. LePore(10).......................................................               36,688                   *
James R. Wehr(11)...........................................................              718,548                   3.6
Robert Anderson(12).........................................................               14,628                   *
Richard R. Crowell(2)(4)(13)(14)............................................           10,335,468                  52.0
Dale F. Frey(15)............................................................                -                       -
Mark C. Hardy(13)(14)(16)...................................................               12,460                   *
Dr. Michael J. Hartnett(17).................................................               70,176                   *
Gerald L. Parsky(2)(4)(13)(14)(18)..........................................           10,335,468                  52.0
Richard K. Roeder(2)(4)(13)(14).............................................           10,335,468                  52.0
J. Richard Stonesifer(19)...................................................                -                       -
William A. Smith(20)........................................................              698,484                   3.7
Fred J. Hall(21)............................................................               21,600                   *
All directors and officers as a group (20 persons)(22)......................           12,186,712                  58.8

-----------------------

  *  Less than 1%.

(1) The shares of Common Stock underlying options or warrants that are exercisable as of February 27, 1998 or that will become exercisable within 60 days thereafter are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options or warrants, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

(2)  Consists of (i) 6,651,808 shares owned by Aurora Equity Partners
     L.P. ("AEP"), (ii) 1,825,652 shares owned by the General Electric Pension Trust ("GEPT") (See Note (5) below) and (iii) 796,138 shares that are subject to an irrevocable proxy granted to AEP and Aurora Overseas Equity Partners I, L.P. ("AOEP") by certain holders of Common Stock, including Messrs. Crowell, Hardy, Parsky and Roeder, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP. The proxy terminates upon the transfer of such shares. AEP is a Delaware limited partnership the general partner of which is ACP, a Delaware limited partnership whose general partner is Aurora Advisors, Inc. ("AAI"). Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of AAI, are limited partners of ACP and may be deemed to beneficially share ownership of the Company's Common Stock beneficially owned by AEP and may be deemed to be the organizers of the Company under regulations promulgated under the Securities Act of 1933.

(3) The address for this beneficial holder is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

(4) Consists of (i) 1,061,870 shares owned by AOEP, (ii) 1,825,652 shares owned by GEPT (See Note (5) below) and (iii) 796,138 shares that are subject to an irrevocable proxy granted to AEP and AOEP by certain holders of Common Stock, including Messrs. Crowell, Hardy, Parsky and Roeder, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP. The proxy terminates upon the transfer of such shares. AOEP is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners, L.P. ("AOCP"), a Cayman Islands limited partnership whose general partner is Aurora Overseas Advisors, Ltd. ("AOAL"). Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of AOAL, are limited partners of AOCP and may be deemed to beneficially own the shares of the Company's Common Stock beneficially owned by AOEP.

(5) With limited exceptions, GEPT has agreed to vote these shares in the same manner as AEP and AOEP vote their respective shares of the Company's Common Stock. This provision terminates upon the transfer of such shares. The address of GEPT is 3003 Summer Street, Stamford, CT 06905.

(6) Includes 166,000 shares of Common Stock subject to options granted under the Existing Stock Plan that are exercisable as of February 27, 1998 or that will become exercisable within 60 days thereafter. Excludes 332,000 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998.

(7) The address for this beneficial holder is 900 Oakmont Lane, Suite 100, Westmont, IL 60559

(8) Includes 58,480 shares of Common Stock subject to options granted under the Existing Stock Plan that are exercisable as of February 27, 1998 or that will become exercisable within 60 days thereafter. Excludes 46,784 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998.

(9) Includes 35,088 shares of Common Stock subject to options granted under the Existing Stock Plan that are exercisable as of February 27, 1998 or that will become exercisable within 60 days thereafter. Excludes 105,264 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998.

(10) Excludes 35,088 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998. Mr. LePore's address is 400 Corporate Drive, Mahwah, NJ 07430.

(11) Includes 11,696 shares of Common Stock subject to options granted under the Existing Stock Plan that are exercisable as of February 27, 1998 or that will become exercisable within 60 days thereafter. Excludes 23,392 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998. Mr. Wehr's address is 2699 North Westgate, Springfield, MO 65803.

(12) Includes 4,290 shares held by Mr. Anderson's wife (including 2,790 shares held by her as trustee for her relatives), as to which Mr. Anderson disclaims beneficial ownership. Excludes 12,000 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998. Mr. Anderson's address is 10877 Wilshire Boulevard, Suite 1405, Los Angeles, CA 90024-4341.

(13) The address for this beneficial holder is 1800 Century Park East, Suite 1000, Los Angeles, CA 90067.

(14) The shares actually held by this person (as distinguished from the shares that this person is deemed to beneficially own) are subject to an irrevocable proxy granted to AEP and AOEP.

(15) Excludes 12,000 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998. Mr. Frey's address is One Gorham Island, Westport, CT 06880.

(16) Includes 4,000 shares of Common Stock subject to options granted under the Existing Stock Plan that are exercisable as of February 27, 1998 or that will become exercisable within 60 days thereafter. Excludes 8,000 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998.

(17) Consists of shares of Common Stock subject to exercisable warrants. Mr. Hartnett's address is 60 Round Hill Road, Fairfield, CT 06430.

(18) Includes 2,000 shares held by Mr. Parsky's wife, as to which Mr. Parsky disclaims beneficial ownership.

(19) Excludes 12,000 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998. Mr. Stonesifer's address is 8473 Bay Colony Drive, Naples, FL 34108.

(20) Includes 464,606 shares of Common Stock subject to options that are exercisable as of February 27, 1998 or that will become exercisable within 60 days thereafter. Mr. Smith's address is 629 SW 293rd Street, Federal Way, WA 98023.

(21) Consists of shares owned by Fred Jones Industries A Limited Partnership, a Texas limited partnership ("Fred Jones Industries"), which is a significant stockholder of Fred Jones Enterprises. The general partner of Fred Jones Industries is a corporation of which Mr. Hall is a director, officer and significant stockholder. Mr. Hall is also a limited partner of Fred Jones Industries.

(22) Includes 868,526 shares of Common Stock subject to warrants and options that are exercisable as of February 27, 1998 or that will become exercisable within 60 days thereafter. Excludes 621,312 shares of Common Stock subject to options granted under the Existing Stock Plan that are not exercisable within 60 days of February 27, 1998.

                                     CERTAIN TRANSACTIONS

    The Company believes the transactions described below, which were entered into by the Company and its subsidiaries, were beneficial to the respective companies, and were on terms at least as favorable to the respective companies as could have been obtained from unaffiliated third parties pursuant to arms-length negotiations.

RELATIONSHIP WITH ACP

    The Company was formed in 1994 at the direction of ACP, which is affiliated with AEP and AOEP, which collectively hold approximately 52% of the voting power in the Company (through direct ownership and certain voting arrangements). See. "Security Ownership of Certain Beneficial Owners and Management." ACP is controlled by Messrs. Crowell, Parsky and Roeder, who are directors of the Company. As of March 9, 1998, the Company had paid ACP aggregate fees of approximately $4.2 million for investment banking services provided by ACP in connection with the Company's acquisitions in 1995-1998.

    The Company also pays to ACP a base annual management fee of approximately $540,000 for advisory and consulting services pursuant to a written management services agreement (the "Management Services Agreement"). ACP is also entitled to reimbursements from the Company for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. The base annual management fee is subject to increase, at the discretion of the disinterested members of the Company's Board of Directors, by up to an aggregate of $250,000 in the event the Company consummates one or more significant corporate transactions. The base annual management fee has not been increased as a result of any of the Company's acquisitions. The base annual management fee is also subject to increase for specified cost of living increases pursuant to which the base annual management fee was most recently increased in July 1997 from $530,000. If the Company's EBITDA in any year exceeds management's budgeted EBITDA by 15.0% or more for that year, ACP will be entitled to receive an additional management fee equal to one half of its base annual management fee for such year. Because the Company's EBITDA did not exceed management's budgeted EBITDA by 15.0% in 1997, ACP did not receive this additional management fee in 1997. In the event the Company consummates any significant acquisitions or dispositions, ACP will be entitled to receive a closing fee from the Company equal to 2.0% of the first $75.0 million of the acquisition consideration (including debt assumed and current assets retained) and 1.0% of acquisition consideration (including debt assumed and current assets retained) in excess of $75.0 million. Notwithstanding the foregoing, no payment will be made to ACP pursuant to the Management Services Agreement at any time that certain events of default shall have occurred and be then continuing under any of the Indentures governing the Company's 12% Senior Subordinated Notes due 2004 or the Company's bank credit facility. The Management Services Agreement also provides that the Company shall provide ACP and its directors, employees, partners and affiliates with customary indemnification against all actions not involving gross negligence or willful misconduct.

    The base annual management fee payable to ACP will be reduced as the collective beneficial ownership of Common Stock by AEP and AOEP declines below 50% as follows: for any period during which the collective beneficial ownership of AEP and AOEP is less than 50% but at least 40%, the base annual management fee payable for the period will be 80% of the original base annual management fee (as such original base annual management fee may previously have been adjusted due to discretionary increases by the Board of Directors or cost of living increases as described above, the "Original Fee"); for any period during which AEP's and AOEP's collective beneficial ownership is less than 40% but at least 30%, the base annual management fee payable for the period will be 60% of the Original Fee; and for any period during which the collective beneficial ownership of AEP and AOEP is less than 30% but at least 20%, the base annual management fee payable for the period will be 40% of the Original Fee. If AEP's and AOEP's collective beneficial ownership declines below 20%, the Management Services Agreement will terminate. As of February 27, 1998, the collective beneficial ownership of AEP and AOEP for purposes of the Management Services Agreement was approximately 52%. See "Security Ownership of Certain Beneficial Owners and Management."

    In October 1996, the Company granted options for an aggregate of 48,000 shares of Common Stock to Mark C. Hardy (a director of the Company), Kurt Larsen (a former director of the Company) and two consultants of the Company, all four of whom were then employees of ACP. These options, which have an exercise price of $4.67 per share, become exercisable in one-third increments on each of the first three anniversaries of the date of grant and expire in 2006. In 1997, 12,000 of these options terminated when Mr. Larsen resigned from ACP.

AUTOCRAFT ACQUISITION

    In March 1998 the Company purchases substantially all the assets of the OEM Division of Fred Jones Enterprises (then known as Autocraft Industries, Inc.) for $112.5 million in cash plus up to an additional $12.5 million to be paid in 1999 based on the performance of the OEM Division's European operations during 1998. Of the $112.5 million, $1.25 million was paid to Fred Jones Industries in exchange for an agreement from Fred Jones Industries to cooperate with the Company and not compete against it for a specified period of time following the acquisition. In connection with the acquisition, the Company entered into a lease with Fred Jones Enterprises pursuant to which the Company leases a manufacturing facility on a month to month basis at a rate of $21,000 per month.

    Fred J. Hall, who is nominated to serve as a director of the Company, is
(i) the Chairman of the Board, President and Chief Executive Officer and a significant stockholder of Fred Jones Enterprises, and (ii) a director, officer and significant stockholder of the corporation that is the general partner of Fred Jones Industries, which is also a significant stockholder of Fred Jones Enterprises. Mr. Hall is also a limited partner of Fred Jones Industries.

FACILITY LEASES

    In connection with its acquisition of Aaron's, the Company entered into a lease with CRW, Inc., an affiliate of C.R. Wehr and James R. Wehr (whose individual family trusts owned all of the outstanding capital stock of Aaron's prior to its acquisition by the Company), for Aaron's headquarters and primary remanufacturing facility located in Springfield, Missouri with an initial term beginning as of January 1, 1994 and expiring as of December 31, 2004, subject to the Company's option to extend the term for a period of five years. The monthly base rent is $33,105 and the Company is responsible for paying property taxes, insurance and maintenance expenses for the leased premises. The Company also entered into three leases with C.R. Wehr, Westway Partnership, JRW, Inc. and C.J. Cates Real Estate Co. (each, an affiliate of C.R. Wehr and James R. Wehr) for three manufacturing facilities comprising approximately 84,000 square feet for an aggregate rent of $12,000 per month with an initial term beginning as of January 1, 1994 and expiring as of December 31, 1996 and December 31, 1998 (depending upon the facility), subject to the Company's option to extend the term of the lease for a 30,000 square foot facility for one successive period of five years through December 31, 2003. In November 1994, the Company entered into another lease with the same parties for a 98,800 square foot storage facility for monthly rent of $7,300 per month. The initial term of the lease expired during 1995 and pursuant to its terms, continues as a month-to-month lease until terminated. The Company is responsible for paying property taxes, insurance and maintenance expenses for each of these leased premises. James R. Wehr is an executive officer of the Company.

    In addition, the Company is a party to a lease with Patricia L. Bridgeforth, Mr. Wehr's sister, for Aaron's 200,000 square foot core storage facility. The lease has an initial term of ten years, expiring October 31, 2006, with an option to renew for five years. The base monthly rent is $35,833 for the initial term, with specified increases for each renewal term. The Company is also required to pay taxes, maintenance and operating expenses.

INDEMNIFICATION AGREEMENTS

    The Company has entered into separate but identical indemnification agreements (the "Indemnification Agreements") with each director and executive officer of the Company. The Indemnification Agreements provide for, among other things, the following: (i) indemnification to the fullest extent permitted by law against any and all expenses (including attorneys' fees and all other costs and obligations of any nature whatever), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any claim, unless the Company determines that such indemnification is not permitted under applicable law; (ii) the prompt advancement of expenses to the director or officer, including attorneys' fees and all other costs, fees, expenses and obligations paid or incurred in connection with investigating or defending any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, and for repayment to the Company if it is found that such director or officer is not entitled to such indemnification under applicable law; (iii) a mechanism through which the director or officer may seek court relief in the event the Company determines that the director or officer is not permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement); and (iv) indemnification against expenses (including attorneys' fees) incurred in seeking to collect from the Company an indemnity claim or advancement of expenses to the extent successful.

PAYMENT OF PREFERRED STOCK REORGANIZATION CONSIDERATION

    In connection with the formation of the Company, in July and August 1994 Holdings issued shares of its preferred stock to each purchaser of Holdings common stock, including AEP and AOEP and Messrs. Anderson, Crowell, Hardy, Parsky, Roeder, Smith and Wehr (each of whom is a director of the Company, except Mr. Wehr, who is a former executive officer), for consideration of $100 per share. These shares were converted into shares of the Company's preferred stock in the Reorganization in December 1996, immediately after which the Company redeemed the preferred stock for an amount per share equal to $100 plus an amount equal to the accrued and unpaid dividends on the Holdings preferred stock through the date of the Reorganization. Upon the redemption of their shares of preferred stock Messrs. Anderson, Crowell, Hardy, Parsky, Roeder, Smith and Wehr received $23,630, $159,195, $13,701, $176,403, $30,596, $70,765 and $1,414,051, respectively. AEP and AOEP distributed their shares of preferred stock to their respective general and limited partners prior to the redemption.

REGISTRATION RIGHTS

    The holders of the Common Stock outstanding before the initial public offering in December 1996 have certain "demand" and "piggyback" registration rights pursuant to a Stockholders Agreement. In addition, GEPT has certain "demand" and "piggyback" registration rights with respect to a portion of the 1,825,652 shares of Common Stock owned by it.

                             APPROVAL OF ADOPTION OF
                            1998 STOCK INCENTIVE PLAN

    At the Meeting, stockholders will be asked to approve the Company's 1998 Stock Incentive Plan (the "New Plan"), which was adopted by the Board of Directors in March 1998, subject to approval by the Company's stockholders. The New Plan is intended to replace the Existing Plan, under which less than 4,000 shares of Common Stock are still available for issuance pursuant to options not yet granted.

SUMMARY OF THE NEW PLAN

    The following summary of the main features of the New Plan is qualified in its entirety by reference to the complete text of the New Plan, which is set forth as Appendix A to this Proxy Statement.

    GENERAL

    The New Plan is designed to enable the Company to attract, retain and motivate its employees, non-employee directors and independent contractors, and to further align their interests with those of the stockholders of the Company, by providing for or increasing the proprietary interest of such employees, non-employee directors and independent contractors in the Company.

    The New Plan authorizes the grant and issuance of awards that may take the form of Stock Options, Annual Incentive Bonuses and Incentive Stock (any such arrangement, an "Award"). The New Plan has various provisions so that Awards under it may, but need not, qualify for an exemption from the "short swing liability" provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 and/or qualify as "performance based compensation" that is exempt from the $1 million limitation on the deductibility of compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Stockholder approval of the New Plan is required in order for each of these exemptions to be satisfied.

    ELIGIBILITY

    Any person who is a director, employee, prospective employee or independent contractor of the Company or any of its affiliates is eligible to be selected as a recipient of an Award (a "Participant") under the New Plan. The Compensation Committee of the Board of Directors has not yet determined how many individuals are ultimately to participate in the New Plan. While it is generally expected that executives and senior middle managers will be eligible to participate, Awards may from time to time be granted to employees who are not in these groups but who have otherwise distinguished themselves for their contributions to the Company.

    ADMINISTRATION

    The New Plan will be administered by the Committee (I.E., the Compensation and Human Resources Committee), although the Board of Directors may exercise any authority of the Committee under the New Plan in lieu of the Committee's exercise thereof.

    Subject to the express provisions of the New Plan, the Committee has broad authority to administer and interpret the New Plan, including, without limitation, authority to determine who is eligible to participate in the New Plan and to which of such persons, and when, Awards are granted under the New Plan, to determine the number of shares of Common Stock subject to Awards and the exercise or purchase price of such shares under an Award, to establish and verify the extent of satisfaction of any performance goals applicable to Awards, to prescribe and amend the terms of the agreements evidencing Awards made under the New Plan, and to make all other determinations deemed necessary or advisable for the administration of the New Plan.

    STOCK SUBJECT TO THE NEW PLAN

    The aggregate number of shares of the Company's Common Stock ("Shares") that can be issued under the New Plan may not exceed 1,200,000. The number of Shares subject to the New Plan and to outstanding Awards under the New Plan will be appropriately adjusted by the Board of Directors if the Common Stock is affected through a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than quarterly cash dividends) or other distribution, stock split, spin-off or sale of substantially all of the Company's assets. For purposes of calculating the aggregate number of Shares issued under the New Plan, only the number of

Shares actually issued upon exercise or settlement of an Award and not returned to the Company upon cancellation, expiration or forfeiture of an Award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award shall be counted, provided that no more than 1,200,000 Shares may be issued pursuant to ISOs (as defined below).

    AWARDS

    The New Plan authorizes the grant and issuance of the following types of
Awards: Stock Options,  Annual Incentive Bonuses, Incentive Stock and Stock
Units:

    STOCK OPTIONS. Subject to the express provisions of the New Plan and as discussed in this paragraph, the Committee has discretion to determine the vesting schedule of options, the events causing an option to expire, the number of shares subject to any option, the restrictions on transferability of an option, and such further terms and conditions, in each case not inconsistent with the New Plan, as may be determined from time to time by the Committee. Options granted under the New Plan may be either Incentive Stock Options qualifying under Code Section 422 ("ISOs") or options not intended to qualify as ISOs ("NQSOs"). The exercise price for options may not be less than 100% of the fair market value of the Common Stock on the date the option is granted, except that (i) the exercise price of an option may be higher or lower in the case of options granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired, (ii) in the event an employee is required to pay or forego the receipt of any cash amount in consideration of receipt of an option, the exercise price plus such cash amount shall equal or exceed 100% of the fair market value of the Common Stock on the date the option is granted, and (iii) the exercise price of an option granted to a non-employee director may be lower. The exercise price of an option may be paid through various means specified by the Committee, including in cash or check, by delivering to the Company of shares of Common Stock, by a reduction in the number of Shares issuable pursuant to such option, or by a promissory note or other commitment to pay (including such a commitment by a stock broker). The Committee may, but need not, provide that the holder of an Award has a right (such as a stock appreciation right) to receive a number of Shares or cash, or a combination thereof, the amount of which is determined by reference to the value of the Award.

    ANNUAL INCENTIVE BONUSES. The New Plan authorizes the grant of Annual Incentive Bonuses pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified by the Committee. Subject to the express provisions of the New Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any Annual Incentive Bonus, including the target and maximum amount payable to a Participant as an Annual Incentive Bonus, the performance criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria that determines the amount payable under an Annual Incentive Bonus, the fiscal year as to which performance will be measured for determining the amount of any payment, the timing of any payment earned by virtue of performance, restrictions on the alienation or transfer of an Annual Incentive Bonus prior to actual payment, forfeiture provisions, and such further terms and conditions, in each case not inconsistent with the New Plan, as the Committee may determine from time to time. All or any portion of an Annual Incentive Bonus may be designed to qualify as "performance based compensation" that is exempt from the $1 million limit on deductible compensation under Section 162(m) of the Code. The performance criteria for any portion of an Annual Incentive Bonus that is intended to satisfy the requirements for "performance-based compensation" will be a measure based on one or more Qualifying Performance Criteria (as defined below). Notwithstanding satisfaction of any performance goals, the amount paid under an Annual Incentive Bonus may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

    INCENTIVE STOCK. Incentive Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including performance conditions) and terms as the Committee deems appropriate.
Subject to the express provisions of the New Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any Incentive Stock Award, including the number of Shares subject to a Incentive Stock Award or a formula for determining such, the purchase price, if any, for the Shares (which may be below fair market value), the performance criteria, if any, and level of achievement versus these criteria that determine the number of Shares granted, issued, retainable and/or vested, the period as to which performance shall be measured for determining achievement of performance, forfeiture provisions, the effect of termination of employment for various reasons, and such further terms and conditions, in each case not inconsistent with the New Plan, as may be determined from time to time by the Committee. The performance criteria upon which Performance Shares are granted, issued, retained and/or vested may be based on financial performance and/or personal performance evaluations, except that for any Incentive Stock that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) the performance criteria shall be a measure based on one or more Qualifying Performance Criteria. Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under a Incentive Stock Award may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

    QUALIFYING PERFORMANCE CRITERIA AND SECTION 162(m) LIMITS

    Subject to stockholder approval of the New Plan, the performance criteria for any Annual Incentive Bonus or any Incentive Stock that is intended to satisfy the requirements for "performance based compensation" under Code
Section 162(m) shall be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) return on capital, (g) return on assets or net assets, (h) revenue, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin, (m) return on operating revenue, (n) market share and (o) overhead or other expense reduction. The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year.

    The aggregate number of Shares subject to options granted under the New Plan during any calendar year to any one Participant may not exceed 100,000, unless such limitation is not required under Section 162(m) of the Code. The aggregate number of Shares issued or issuable under all Awards granted under the New Plan (other than options) during any calendar year to any one Participant shall not exceed 75,000. The maximum amount payable pursuant to that portion of an Annual Incentive Bonus Award granted for any fiscal year to any person that is intended to satisfy the requirements for "performance based compensation" under Code Section 162(m) shall not exceed $1,000,000.

     CHANGE OF CONTROL

    The Committee may provide that in connection with a Change of Control (as defined in the New Plan), Awards will become exercisable, payable, vested, paid, or canceled, and may provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award that would be effective only if, upon the announcement of a transaction intended or reasonably expected to result in a Change of Control, no provision is made under the terms of such transaction for the holder of an Award to realize the full benefit of the Award.

    TRANSFERABILITY OF AWARDS

    Generally, Awards granted under the New Plan may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution, except that the Committee may permit an Award to be transferable to a member or members of the Participant's family or to entities owned or established for the benefit of a Participant's family.

    AMENDMENTS AND TERMINATION

    The Board of Directors may amend, alter or discontinue the New Plan or any agreement evidencing an Award made under the New Plan, but no such amendment shall, without the approval of the shareholders of the Company:
(a) materially increase the maximum number of shares of Common Stock for which Awards may be granted under the New Plan; (b) reduce the price at which Options may be granted below the price provided for in the New Plan; (c) reduce the exercise price of outstanding Options; (d) impair the rights of any Award holder, without such holder's consent, under any Award granted prior to the date of any Change of Control; (e) extend the term of the New Plan; or (f) change the class of persons eligible to be Participants. No Award granted under the New Plan shall be granted pursuant to the New Plan more than 10 years after the date of the Board's adoption of the New Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the federal income tax consequences of the New Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the New Plan or of Awards thereunder. Because the federal income tax rules governing Awards and related payments are complex and subject to frequent change, and they depend on the Participant's individual circumstances, Participants are advised to consult their tax advisors prior to exercise of options or other Awards or dispositions of stock acquired pursuant to Awards.

    ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code.
 NQSOs need not comply with such requirements.

    An optionee is not taxed on the grant or, except as described below, exercise of an ISO. The difference between the exercise price and the fair market value of the Shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax, and thus an optionee could be subject to the alternative minimum tax as a result of the exercise of an ISO. If an optionee holds the Shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such Shares is long-term capital gain (mid-term capital gain if the Shares are held for more than one year but not more than 18 months). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the Shares (which generally equals the exercise price). If an optionee disposes of Shares acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the optionee may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the Shares (usually the exercise price) or (ii) the difference between the fair market value of the Shares on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year (mid-term capital gain if the Shares are held for more than one year but not more than 18 months) following exercise of the ISO. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee's disposition of the Shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the Shares in an amount equal to the ordinary income recognized by the optionee.

    An optionee is not taxed on the grant of an NQSO. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year (mid-term capital gain if the Shares are held for more than one year but not more than 18 months) following exercise. The Company does not receive a deduction for this gain.

    Participants generally are required to recognize ordinary income with respect to Incentive Stock equal to the fair market value of the Shares (less any amount paid to acquire the Shares) when the Shares are both received and no longer subject to vesting restrictions, except that a Participant who receives Incentive Stock that is subject to vesting restrictions and who properly makes an election under Section 83(b) of the Code (an "83(b) election") within 30 days of receipt will recognize ordinary income based on the value of the underlying Shares (determined without regard to the vesting restrictions) on the date of initial receipt (as opposed to the date of vesting) and may treat appreciation subsequent to the date of receipt as capital gain (depending on the holding period for the Shares). Participants receiving Incentive Stock should consult their tax advisors regarding the ability and advisability of making the 83(b) election, including the limitations on claiming a loss if the Shares decline in value or are forfeited after receipt. The Company generally receives a deduction equal to the ordinary income recognized by the recipient of Incentive Stock.

    Certain officers, directors and significant stockholders of the Company who are subject to Section 16(b) of the Exchange Act should consult their tax advisors regarding the effect of Section 16(b) on the amount and timing of income to be recognized in connection with an Award, including the ability and advisability of making an 83(b) election in connection with an Award.

    Special rules will apply in cases where a recipient of an Award pays the exercise or purchase price of the Award or applicable withholding tax obligations under the New Plan by delivering previously owned Shares or by reducing the number of Shares otherwise issuable pursuant to the Award. The surrender or withholding of such Shares will in certain circumstances result in the recognition of income with respect to such Shares or a carryover basis in the Shares acquired, and may constitute a disposition for purposes of applying the ISO holding periods discussed above. The Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an Award, and may require the Participant to pay such taxes as a condition to exercise of an Award.

    The terms of the agreements or other documents pursuant to which specific Awards are made under the New Plan may provide for accelerated vesting or payment of an Award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the Participant, certain amounts with respect to such Awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a Participant will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payments. Participants should consult their tax advisors as to whether accelerated vesting of an Award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

    As described above, Awards under the New Plan may qualify as "performance-based compensation" under Section 162(m) of the Code in order to preserve federal income tax deductions by the Company with respect to any compensation required to be taken into account under Section 162 of the Code that is in excess of $1,000,000 and paid to a Covered Employee (as defined in Section 162). Compensation for any year that is attributable to an Award granted to a Covered Employee and that does not so qualify may not be deductible by the Company to the extent such compensation, when combined with other compensation paid to such employee for the year, exceeds $1,000,000. The Committee currently includes members who are not "outside directors" within the meaning of Section 162(m). Therefore, the Company anticipates that compensation payable pursuant to Awards under the New Plan will not qualify as performance-based compensation unless the Committee is changed to satisfy Section 162(m).

INITIAL GRANTS

    The Committee has full discretion to determine the timing and recipients of any stock option grants under the New Plan and the number of shares subject to any such options that may be granted under the New Plan, subject to an annual limitation on the total number of options that may be granted to any optionee. Therefore, the benefits and amounts that will be received by each of the Named Executive Officers, the executive officers as a group, the non-employee directors and all other key employees under the New Plan are not presently determinable.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE NEW PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                            APPROVAL OF AMENDMENT OF AMENDED AND
                           RESTATED CERTIFICATE OF INCORPORATION

    At the 1997 annual meeting of stockholders of the Company, the stockholders approved an amendment (the "Amendment") to Article IV of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to reduce (i) the number of shares of Common Stock that the Company is authorized to issue from 30,000,000 to 24,000,000 and (ii) the number of shares of preferred stock that the Company is authorized to issue from 5,000,000 to 2,000,000. The Amendment was intended to reduce the amount of franchise tax that the Company pays in Delaware (its state of incorporation). However, due to the factors discussed below, the Company has not filed a certificate of amendment with the Delaware Secretary of State to formally effect the Amendment and the Board of Directors is recommending to the stockholders that the Amendment be reapproved with respect to the reduction in the authorized number of shares of preferred stock and rescinded with respect to the reduction in the authorized number of shares of Common Stock.

    At the time that the Amendment was approved by the stockholders at the 1997 annual meeting, there were approximately 17,000,000 shares of Common Stock outstanding and 2,800,000 shares of Common Stock reserved for issuance under the Existing Stock Plan and warrants to purchase Common Stock. If the Amendment had been effected at that time, the Company would have had approximately 4,200,000 authorized shares of Common Stock available for future issuances (I.E., shares that are neither outstanding nor reserved for issuance pursuant to options or warrants).

    Since the 1997 annual meeting, the Company issued 2,200,000 shares of Common Stock in a public offering completed in November 1997 and has reserved 1,200,000 shares of Common Stock for issuance under the New Plan. Therefore, if the Amendment were to be effected now, the Company would only have approximately 800,000 authorized shares of Common Stock available for future issuances (I.E., shares that are neither outstanding nor reserved for issuance pursuant to options or warrants). This could adversely affect the Company's ability to raise equity capital in the future since the Company would not be able to issue shares in excess of the available authorized shares without first seeking stockholder approval. Therefore, the Board of Directors has determined that the Amendment should not be effected to reduce the authorized number of shares of Common Stock. There are no shares of preferred stock currently outstanding and the Board believes that the reduction of the authorized number of shares of preferred stock is still desirable.

    If the stockholders approve the proposal to effect the Amendment only with respect to the preferred stock, Section 1 of Article IV of the Certificate of Incorporation would be amended in its entirety to read as follows:

                         "AUTHORIZED SHARES.  The Corporation shall be
                    authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares that the Corporation shall have authority to issue is Thirty-Two Million (32,000,000); the total number of shares of Preferred Stock shall be Two Million (2,000,000) and each such share shall have a par value of one cent ($.01); and the total number of shares of Common Stock shall be Thirty Million (30,000,000) and each such share shall have a par value of one cent ($.01)."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL TO EFFECT THE AMENDMENT ONLY WITH RESPECT TO THE PREFERRED STOCK BUT NOT WITH RESPECT TO THE COMMON STOCK. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                                      ANNUAL REPORT

    The Company's 1997 Annual Report to Stockholders is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company at 900 Oakmont Lane, Suite 100,

Westmont, Illinois 60559. In addition, any person wishing to receive a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (excluding the exhibits thereto) may obtain a copy by sending a written request to the Company at the same address.

                                   INDEPENDENT AUDITORS

    Ernst & Young LLP was the Company's independent auditors for the year ended December 31, 1997. The appointment of independent auditors is approved annually by the Board of Directors, based in part on the recommendation of the Audit Committee. The Board of Directors has not taken action yet regarding the appointment of the Company's auditors for fiscal 1998. Stockholder approval is not sought in connection with the selection of auditors.

    Representatives of Ernst & Young LLP will be present at the Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

                                   STOCKHOLDER PROPOSALS
                       FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

    Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 1999 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before December 4, 1998. The Board of Directors will review new proposals received from eligible stockholders by that date and will determine whether such proposals will be included in its 1999 proxy solicitation materials. Generally, a stockholder is eligible to present proposals if he or she has been for at least one year the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the 1999 annual meeting and he or she continues to own such securities through the date on which the meeting is held.

                                        By Order of the Board of Directors



                                        Joseph Salamunovich,
                                        Secretary


April 3, 1998

                                                              APPENDIX A

                                  AFTERMARKET TECHNOLOGY CORP.
                                   1998 STOCK INCENTIVE PLAN

SECTION 1.          PURPOSE OF PLAN

    The purpose of this 1998 Stock Incentive Plan (this "Plan") of Aftermarket Technology Corp., a Delaware corporation (the "Company"), is to enable the Company to attract, retain and motivate its employees, non-employee directors and independent contractors, and to further align the interests of such employees, non-employee directors and independent contractors with those of the stockholders of the Company, by providing for or increasing the proprietary interest of such employees, non-employee directors and independent contractors in the Company.

SECTION 2.          ADMINISTRATION OF PLAN

           2.1 COMPOSITION OF COMMITTEE. Subject to Section 2.04, this Plan shall be administered by the Compensation and Human Resources Committee of the Board of Directors (the "Committee"), as appointed from time to time by the Board of Directors, PROVIDED, HOWEVER, that with respect to any Award intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the term "Committee" shall refer to a committee of two or more "outside directors" as determined for purposes of applying Code Section 162(m). The Board of Directors shall fill vacancies on and from time to time may remove or add members to the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

           2.2 POWERS OF THE COMMITTEE. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

                    (a) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; PROVIDED that, unless the Committee shall specify otherwise, for purposes of this Plan (i) the term "fair market value" shall mean, as of any date, the closing price for a Share reported for that date by the Nasdaq National Market System (or such other stock exchange or quotation system on which Shares are then listed or quoted) or, if no Shares traded on the Nasdaq National Market System (or such other stock exchange or quotation system) on the date in question, then for the next preceding date for which Shares traded on the Nasdaq National Market System (or such other stock exchange or quotation system); and (ii) the term "Company" shall mean the Company and its subsidiaries and affiliates, unless the context otherwise requires.

                    (b) to determine which persons are Eligible Persons (as defined in Section 4), to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

                    (c) to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

                    (d) to establish and verify the extent of satisfaction of any performance goals applicable to Awards;

                    (e) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

                    (f) to determine whether, and the extent to which, adjustments are required pursuant to Section 10;

                    (g) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

                    (h) to make all other determinations deemed necessary or advisable for the administration of this Plan.

           2.3 DETERMINATIONS OF THE COMMITTEE. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Eligible Persons and Participants. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

           2.4. AUTHORITY OF THE BOARD OF DIRECTORS. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee's exercise thereof.

SECTION 3.          STOCK SUBJECT TO PLAN

           3.1 AGGREGATE LIMITS. At any time, the aggregate number of shares of the Company's Common Stock, $.01 par value ("Shares"), issued and issuable pursuant to all Awards (including all ISOs (as defined in Section 5.1)) granted under this Plan shall not exceed 1,200,000; PROVIDED that no more than 1,000,000 of such Shares may be issued pursuant to all Incentive Bonuses and Incentive Stock Awards granted under this Plan, and PROVIDED FURTHER that, notwithstanding Section 3.3, the aggregate number of Shares that may be issued pursuant to the exercise of ISOs (as defined in Section 5.1(a)) granted under this Plan shall not exceed 1,200,000. The Shares subject to this Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares. Such limits shall be subject to adjustment as provided in Section 10.

           3.2 CODE SECTION 162(M) LIMITS. The aggregate number of Shares subject to Options granted under this Plan during any calendar year to any one Employee shall not exceed 100,000. The aggregate number of Shares issued or issuable under all Awards granted under this Plan, other than Options, during any calendar year to any one Employee shall not exceed 75,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 10 only to the extent that such adjustment will not affect the status of any Award intended to qualify as "performance based compensation" under Code Section 162(m).

           3.3 ISSUANCE OF SHARES. For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and not returned to the Company upon cancellation, expiration or forfeiture of an Award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award.

SECTION 4.          PERSONS ELIGIBLE UNDER PLAN

           Any person who is an employee, prospective employee, consultant, director or advisor of the Company (an "Eligible Person") shall be eligible to be considered for the grant of Awards hereunder. A "Participant" is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 9.1.

SECTION 5.          PLAN AWARDS

           5.1 AWARD TYPES. The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Employees and to confer certain benefits on them. The following arrangements or benefits are authorized under this Plan if their terms and conditions are not inconsistent with the provisions of this Plan: Options, Incentive Bonuses and Incentive Stock. Such arrangements and benefits are sometimes referred to herein as "Awards." The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

                    (a)       OPTIONS:  An Option is a right granted under
     Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other document evidencing the Award (the "Option Document "). Options intended to qualify as Incentive Stock Options ("ISOs") pursuant to Code Section 422 and Options not intended to qualify as ISOs ("Nonqualified Options") may be granted under Section 6.

                    (b) INCENTIVE BONUS: An Incentive Bonus is a bonus opportunity awarded under Section 7 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the agreement or other document evidencing the Award (the "Incentive Bonus Document").

                    (c) INCENTIVE STOCK: Incentive Stock is an award or issuance of Shares made under Section 8, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including performance conditions) and terms as are expressed in the agreement or other document evidencing the Award (the "Incentive Stock Document").

           5.2 GRANTS OF AWARDS. An Award may consist of one such arrangement or benefit or two or more of them in tandem or in the alternative.

SECTION 6.          OPTIONS

           The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.

           6.1 OPTION DOCUMENT. Each Option Document shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee,
(e) restrictions on the transfer of the Option and forfeiture provisions, and
(f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Option Documents evidencing ISOs shall contain such terms and conditions as may be necessary to comply with the applicable provisions of Section 422 of the Code.

           6.2 OPTION PRICE. The purchase price per share of the Shares subject to each Option granted under this Plan shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted, except that
(i) the exercise price of an Option may be higher or lower in the case of Options granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired, (ii) in the event an Employee is required to pay or forego the receipt of any cash amount in consideration of receipt of an Option, the exercise price plus such cash amount shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted, and (iii) the exercise price of an Option granted to a non-employee director may be lower.

           6.3 OPTION TERM. The "Term" of each Option granted under this Plan, including any ISOs, shall be ten (10) years from the date of its grant, unless the Committee shall provide otherwise.

           6.4 OPTION VESTING. Options granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option's Term as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to such performance requirements as deemed appropriate by the Committee. At any time after the grant of an Option the Committee may reduce or eliminate any restrictions surrounding any Participant's right to exercise all or part of the Option.

           6.5 TERMINATION OF EMPLOYMENT. Subject to Section 11, upon a termination of employment by a Participant prior to the full exercise of an Option, the unexercised portion of the Option shall be subject to such procedures as the Committee may establish except, in the case of an ISO, if and to the extent that other procedures are necessary to comply with the provisions of Section 421, 422 or 424 of the Code.

           6.6 PAYMENT OF EXERCISE PRICE. The exercise price of an Option shall be paid in the form of one of more of the following, as the Committee shall specify, either through the terms of the Option Document or at the time of exercise of an Option: (a) cash or certified or cashiers' check, (b) shares of capital stock of the Company that have been held by the Participant for such period of time as the Committee may specify, (c) other property deemed acceptable by the Committee, (d) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option, (e) a promissory note of or other commitment to pay by the Participant or of a third party, the terms and conditions of which shall be determined by the Committee, or (f) any combination of (a) through (e).

SECTION 7.          INCENTIVE BONUSES

           Each Incentive Bonus Award will confer upon the Employee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

           7.1 INCENTIVE BONUS DOCUMENT. Each Incentive Bonus Document shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Bonus Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for "performance based compensation" under Code Section 162(m) shall not exceed $1,000,000.

           7.2 PERFORMANCE CRITERIA. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus Award, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code
Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 9.2) selected by the Committee and specified at the time the Incentive Bonus Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m).

           7.3 TIMING AND FORM OF PAYMENT. The Committee shall determine the timing of payment of any Incentive Bonus. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

           7.4 DISCRETIONARY ADJUSTMENTS. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

SECTION 8.          INCENTIVE STOCK

           Incentive Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including performance conditions) and terms as the Committee deems appropriate.

           8.1 INCENTIVE STOCK DOCUMENT. Each Incentive Stock Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (c) the period, if any, as to which performance shall be measured for determining achievement of performance, (d) forfeiture, (e) tranferability and (f) such further terms and conditions, not inconsistent with this Plan as may be determined from time to time by the Committee.

           8.2 SALE PRICE. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Incentive Stock shall be sold or awarded to an Eligible Person, which may vary from time to time and among Eligible Persons and which may be below the fair market value of such Shares at the date of grant or issuance.

           8.3 PERFORMANCE CRITERIA. The grant, issuance, retention and/or vesting of each Incentive Share may but need not be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding anything to the contrary herein, the performance criteria for any Incentive Stock that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Incentive Stock Award is granted.

           8.4 DISCRETIONARY ADJUSTMENTS. Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Incentive Stock Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

           8.5 TERMINATION OF EMPLOYMENT. Subject to Section 11, upon a termination of employment by a Participant prior to the vesting of or the lapsing of restrictions on Incentive Stock, the Incentive Stock Awards granted to such Participant shall be subject to such procedures as determined by the Committee.

SECTION 9.          OTHER PROVISIONS APPLICABLE TO AWARDS

           9.1 TRANSFERABILITY. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant's "immediate family," as such term is defined in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to a trust for the benefit solely of a member or members of the Participant's immediate family, or to a partnership or other entity whose only owners are members of the Participant's immediate family, PROVIDED that (i) no consideration is given in connection with the transfer of such Award, and (ii) following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms.

           9.2 QUALIFYING PERFORMANCE CRITERIA. For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) return on capital, (g) return on assets or net assets, (h) revenue, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin, (m) return on operating revenue, (n) market share, and (o) overhead or other expense reduction. The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year.

           9.3 DIVIDENDS. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

           9.4 DOCUMENTS EVIDENCING AWARDS. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of this Plan. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement's or document's effectiveness that such agreement or document be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

           9.5 TANDEM STOCK OR CASH RIGHTS. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

           9.6 FINANCING. The Committee may provide financing to a Participant in a principal amount sufficient to pay the purchase price of any Award and/or to pay the amount of taxes required by law to be withheld with respect to any Award. Any such loan shall be subject to all applicable legal requirements and restrictions pertinent thereto, including Regulation G promulgated by the Federal Reserve Board. The grant of an Award shall in no way obligate the Company or the Committee to provide any financing whatsoever in connection therewith.

SECTION 10.    CHANGES IN CAPITAL STRUCTURE

           If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the

Committee shall make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and the exercise or settlement price of such Awards, PROVIDED, HOWEVER, that such adjustment shall be made in such a manner that will not affect the status of any Award intended to qualify as an ISO under Code Section 422 or as "performance based compensation" under Code Section 162(m), and (ii) the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.

SECTION 11.    CHANGE OF CONTROL

           11.1 EFFECT OF CHANGE OF CONTROL. The Committee may through the terms of the Award or otherwise provide that any or all of the following shall occur in connection with a Change of Control or a Change of Control Transaction (as those terms are defined in Section 11.2), or upon termination of the Participant's employment following a Change of Control or a Change of Control Transaction: (a) in the case of an Option, the acceleration of the Participant's ability to exercise any portion of the Option not previously exercisable, (b) in the case of an Incentive Bonus, the acceleration of the Participant's right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by the Committee prior to the Change of Control, and (c) in the case of Shares issued in payment of any Incentive Bonus, and/or in the case of Incentive Stock, the lapse and expiration of any conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award. The Committee also may, through the terms of the Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award that shall only be effective if, upon the announcement of a Change of Control Transaction, no provision is made in such Change of Control Transaction for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Participant may realize the full benefit of the Award.

           11.2 DEFINITIONS. Unless the Committee shall provide otherwise,

           "Change of Control" shall mean an occurrence of any of the following events:

                    (a) an acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "person or group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) immediately after which such person or group has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company's then outstanding Voting Securities, except in the case of an acquisition by any person or group that immediately prior to such acquisition already had Beneficial Ownership of more than 50% of the combined voting power of the Company's then outstanding Voting Securities;

                    (b) approval by the stockholders of (i) a merger, consolidation or reorganization involving the Company, unless the company resulting from such merger, consolidation or reorganization (the "Surviving Corporation") shall adopt or assume this Plan and all Participants' Awards under this Plan and either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Company; or

                    (c) such other events as the Committee from time to time may specify.

           "Change of Control Transaction" shall mean any tender offer, offer, exchange offer, solicitation, merger, consolidation, reorganization or other transaction that is intended to or reasonably expected to result in a change of control.

SECTION 12.    TAXES

           12.1 WITHHOLDING REQUIREMENTS. The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes that the Committee determines are required in connection with any Award granted under this Plan, and a Participant's rights in any Award are subject to satisfaction of such conditions.

           12.2 PAYMENT OF WITHHOLDING TAXES. Notwithstanding the terms of Section 12.1, the Committee may provide in the agreement or other document evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise of a Nonqualified Option or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company by withholding shares of the Company's capital stock otherwise issuable or subject to such Award, or by the Participant delivering previously owned shares of the Company's capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid. Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

SECTION 13.    AMENDMENTS OR TERMINATION

           The Board may amend, alter or discontinue this Plan or any agreement or other document evidencing an Award made under this Plan, but no such amendment shall, without the approval of the stockholders of the
Company:

                    (a) materially increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

                    (b) reduce the price at which Options may be granted below the price provided for in Section 6.2;

                    (c)       reduce the exercise price of outstanding Options;

                    (d) impair the rights of any Award holder, without such holder's consent, under any Award granted prior to the date of any Change of Control;
                    (e)       extend the term of this Plan; or

                    (f) change the class of persons eligible to be Participants.

SECTION 14.    COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

           This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant's name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees, directors and consultants.

           No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 15.    OPTION GRANTS BY SUBSIDIARIES

           In the case of a grant of an option to any Eligible Person employed by a subsidiary of the Company, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares to the subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the subsidiary will transfer the shares to the optionholder in accordance with the terms of the option specified by the Committee pursuant to the provisions of this Plan. Notwithstanding any other provision hereof, such option may be issued by and in the name of the subsidiary and shall be deemed granted on such date as the Committee shall determine.

SECTION 16.    NO RIGHT TO COMPANY EMPLOYMENT

           Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual's employment at any time. The agreements or other documents evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 17.    EFFECTIVENESS AND EXPIRATION OF PLAN

           This Plan shall be effective on the date the Board adopts this Plan. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of this Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company's stockholders or by written consent in accordance with the laws of the State of Delaware; PROVIDED that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. No Awards shall be granted pursuant to this Plan more than ten
(10) years after the effective date of this Plan.

SECTION 18.    NON-EXCLUSIVITY OF PLAN

           Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 19.    GOVERNING LAW

           This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

               THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF
                          AFTERMARKET TECHNOLOGY CORP.

                      For Annual Meeting of Stockholders
                                  May 6, 1998


    The undersigned stockholder of Aftermarket Technology Corp. (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated April 3, 1998, and the undersigned hereby revokes all prior proxies and hereby constitutes and appoints Stephen Perkins, John Kent and Joseph Salamunovich, and each of them (each with full power of substitution and with full power to act without the others), the proxies of the undersigned, to represent the undersigned and to vote all the shares of common stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 6, 1998 at 9 a.m., Central time, at the Hyatt Regency Hotel, 1909 Spring Road, Oakbrook, Illinois, and at any adjournment or postponement thereof.

    THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; WHERE NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO MATTERS DESCRIBED IN PROPOSAL 4.

    PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.

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

Please mark your
votes as indicated   /X/
in this example


The Board of Directors recommends a vote FOR each of Proposals 1, 2 and 3.


(1) ELECTION OF DIRECTORS:

            FOR all
       nominees listed below              WITHHOLD AUTHORITY
       (except as marked to            to vote for all nominees
       the contrary below)               listed below

         / / Nominees                 / / all Nominees

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE
           THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

Stephen J. Perkins         Fred J. Hall              Richard K. Roeder
Robert Anderson           Mark C. Hardy               William A. Smith
Richard R. Crowell   Dr. Michael J. Hartnett       J. Richard Stonesifer
Dale F. Frey            Gerald L. Parsky

------------------------------------------------------------------------------
(2) APPROVAL OF 1998 STOCK INCENTIVE PLAN.

                      / / For      / / Against      / / Abstain

(3) AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION.

                      / / For      / / Against      / / Abstain

(4) TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERTY COME BEFORE
    THE MEETING OR ANY ADJOURNMENT THEREOF.



(Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian, attorney, or corporate officer, please add your full title as such.)

Date
--------------------------------------------

Signature
--------------------------------------------

Signature
--------------------------------------------

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                              FOLD AND DETACH HERE